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                                 Exhibit 10.31

                           FOURTH AMENDMENT TO LEASE


         This FOURTH AMENDMENT TO LEASE is entered into as of the 26th day of February, 1997 by and between NIPPON LANDIC (U.S.A), INC., a Delaware Corporation ("Landlord") and AMYLIN PHARMACEUTICALS, INC.(formerly known as AMYLIN, INC.), a Delaware Corporation ("Tenant").


                                    RECITALS

         A. Nexus/Gadco - UTC, a California joint venture, as landlord, and Amylin, Inc., as tenant, entered into that certain Lease dated as of January 2, 1989, as amended by that certain Amendment to Lease dated as of February 23, 1989, that certain Second Amendment to Lease dated as of July 29, 1991, and that certain Third Amendment to Lease dated August 22, 1991 (collectively, the "Lease"), of the certain premises located in the building commonly known as 9373 Towne Centre Drive, San Diego, California, as more particularly described therein.

         B. "Landlord" is the successor in interest to the landlord under the "Lease".

         C. Landlord and Tenant now desire for their mutual benefit to amend certain terms and provisions of the Lease, including increasing the size of the demised Premises.

         NOW, THEREFORE, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Demised Premises. As of April 1, 1997, the Demised Premises will be increased to include approximately 9,325 square feet of Rentable Area on the east side of the first floor of the Building located at 9363 Towne Centre Drive and approximately 7,896 square feet of Rentable Area on the second floor of the Building located at 9373 Towne Centre Drive (collectively, the "Additional Premises"), as more particularly shown on Exhibit A-1 attached hereto and incorporated herein by reference. Said Exhibit A-1 replaces in their entirety Exhibits A-1 and A-2 previously included in the Lease.

         2.      Take Down Premises.  Tenant agrees to lease from
Landlord and Landlord agrees to lease to Tenant approximately 41,794 square feet of Rentable Area located in that certain Building located at 9393 Towne Centre Drive as more particularly shown on Exhibit A-2 attached hereto and incorporated herein by reference (the "Take Down Premises"), effective as of the date Landlord tenders possession of the Take Down Premises to Tenant in broom clean condition and free of all tenants and occupants (the "Take Down Commencement Date"). Each party agrees to execute and deliver to the other written acknowledgement of the actual Take Down Commencement Date when such date is established (the "Acknowledgement of Term Commencement Date/Take Down Premises"). Such acknowledgement shall be in form substantially similar to the form attached to the Lease as Exhibit F.

         3.      Basic Lease Provisions.







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         (a)  Effective April 1, 1997, the following sections of Article 2 of the Lease shall be amended to read as follows:

         Section 2.1.2: "Designation of Tenant's Premises (Demised Premises): a portion of the ground floor and second floor of 9373 Towne Centre Drive, and a portion of the ground floor of 9363 Towne Centre Drive."

         Section 2.1.3(a): "Initial Rentable Area: Approximately 45,283 square feet."

         Section 2.1.3(b): "Initial Usable Area: Approximately 40,671 square feet."

         Section 2.1.4:     "Initial Basic Annual Rent:  $984,004.80."

         Section 2.1.5:     "Initial Monthly Rental Installments:  $82,000.40."

         Section 2.1.6: "Tenant's Pro Rata Share: Approximately 32.26% of the Project."

         Section 2.1.7(a):  "Term Commencement Date:  April 1, 1997."

         Section 2.1.7(b):  "Term Expiration Date:  August 31, 2004."

         Section 2.1.10:    "Address for Rent Payment and Notices to Landlord:
Nippon Landic (U.S.A.), Inc., c/o Nexus Properties, Inc., 4350 La Jolla Village Drive, Suite 930, San Diego, CA 92122. Address for Notices to Tenant: Amylin Pharmaceuticals, Inc., Attn: Richard Haugen I, Chief Executive Officer, 9373 Towne Centre Drive, Suite 250, San Diego, CA 92121."

         (b) Effective as of the Take Down Commencement Date, the following sections of Article 2 of the Lease shall be amended to read as follows:

         Section 2.1.2: "Designation of Tenant's Premises (Demised Premises): a portion of the ground floor and second floor of 9373 Towne Centre Drive, a portion of the ground floor of 9363 Towne Centre Drive and the entire Building located at 9393 Towne Centre Drive."

         Section 2.1.3(a):  "Initial Rentable area:   Approximately 87,077
                                                      square feet."

         Section 2.1.3(b):  "Initial Usable area:     Approximately 78,195
                                                      square feet."

         Section 2.1.4:     "Initial Basic Annual Rent: $1,873,547.88."

         Section 2.1.5:     "Initial Monthly Rental Installments:  $156,128.99."

         Section 2.1.6:     "Tenant's Pro Rata Share:   Approximately 62% of
                                                        the Project."

         Section 2.1.7(a): "Term Commencement Date: With respect to the Additional Premises, the Term Commencement Date shall be April 1, 1997. With respect to the Take Down Premises, the Take Down Commencement Date shall be that date established in accordance with Section 2 of this Lease."


         Section 2.1.7(b):  "Term Expiration Date:    August 31, 2004."











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         4.      Term.    Section 3.2 of the Lease is amended to read in full
as follows: "The Term Expiration Date for this Lease is set forth in Section 2.1.7(b) above."

         5.      Possession and Rent for 9393 Towne Centre Drive.

         5.1 Landlord shall endeavor to tender possession of 9393 Towne Centre Drive vacuumed and clean on an "as-is, where-is" basis to Tenant on February 1, 1998. Tenant agrees that in the event Landlord fails to tender possession of 9393 Towne Centre Drive on or before February 1, 1998 neither this Amendment nor the Lease shall be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. In such event, however, Tenant shall not be liable for any Basic Annual Rent, Operating Expenses, or other charge for the Take Down Premises until that date on which Landlord tenders possession to Tenant. Nor shall Tenant be liable for any Basic Annual Rent for the first floor during the first 30 days after Landlord tenders possession of such premises to Tenant (but shall be liable for Operating Expenses for such period). Rent on the second floor of the building will commence upon the Take Down Commencement Date.

         6.      Improvement Allowance.    Landlord will provide to Tenant an
allowance for improvements equal to $5.00 per square foot of Rentable Area for 35,958 square feet of Rentable Area in 9373 Towne Centre Drive, plus $1,000,000.00 for converting a portion of 9,325 square feet of Rentable Area of office space located in 9363 Towne Centre Drive into a vivarium. Upon tendering 9393 Towne Centre Drive, Landlord will provide to Tenant an allowance for improvements equal to $5.00 per square foot of Rentable Area for 31,474 square feet of Rentable Area located in 9393 Towne Centre Drive and $30.00 per square foot of Rentable Area for 10,320 square feet of Rentable Area located in 9393 Towne Centre Drive. If the $5.00 or the $30.00 per rentable square foot allowances are not fully utilized in the spaces outlined above, Tenant may apply any unused balance to construct improvements elsewhere within the Demised Premises or the Take Down Premises as long as such improvements are real property and not personal property and are completed during the term of the lease.

         Landlord will pay to Tenant such allowances upon presentation of invoices for tenant improvement work performed in the Demised Premises and Mechanics' Lien Releases.

         The General Contractor selected by Tenant for improvement work and plans for such work must be approved by Landlord in writing, which approval shall not be unreasonably withheld, prior to commencement of any work. Upon completion, Tenant shall provide Landlord with a copy of "as-built" drawings.

         7. Rent Adjustment. The following language will be added to the end of Section 5.5 of the Lease, which was created in Section 7 of the Second
Amendment: "As long as Tenant makes all of the monthly payments determined by this rental adjustment, Tenant's obligation to make the rental adjustment payments described in this Section will cease after August 1997."

         8. CPI Adjustments. Section 6.1 of the Lease is amended to read in full as follows: "The Basic Annual Rent for the Demised Premises (as previously adjusted) will be increased by four percent (4.0%), compounded, on each anniversary of the Term Commencement Date, which is anticipated to be every April 1st. Notwithstanding the foregoing, no increase will be applied to the Basic Annual Rent for the Take Down Premises on the first anniversary of the Term Commencement Date for the Demised Premises, which is anticipated to be April 1, 1998. The first increase of the Basic Annual Rent for the Take Down Premises will occur on the second anniversary of the Term Commencement Date for





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Demised Premises.  If the second anniversary of the Term Commencement Date occurs on April 1, 1999 and if Landlord tendered possession of the Take Down Premises to Tenant on or before February 1, 1998, the rent increase will be equal to 4.6667% rather than 4%. But if the second anniversary of the Commencement Date occurs on April 1, 1999 and Landlord tendered possession of the Take Down Premisis to Tenant between February 2, 1998 and March 1, 1998 such increase will be 4.3333%, and 4.0% if Landlord tendered the building to Tenant after March 1, 1998 but before April 1, 1998. The rent adjustment for the Take Down Premises will be prorated for each additional month that Landlord is delayed in delivering possession of such premises to Tenant. Subsequent rental increases commencing on the third anniversary of the Commencement Date and continuing thereafter throughout the Term shall be 4.0% per year.

         9. Options to Renew. Section 39.1 of the Lease is amended to read in full as follows: "Provided that Tenant is not in default of the lease, which default is continuing after notice from Landlord and the expiration of any grace period provided for in the Lease, Landlord shall provide Tenant with two (2) five (5) year Options to Renew the Lease. The rental rate for the renewal options shall be at 95% of the then prevailing Fair Market Value ("FMV") for comparable space in the University Towne Center and Torrey Pines market. The FMV shall take into consideration (but not be limited to) the base rental rate, rental increases, tenant improvement allowances, location in the building and rental concessions, but shall specifically exclude the value of any tenant improvements paid for by Tenant (net of the value of any tenant improvements removed by Tenant). Tenant shall provide Landlord a minimum of six months prior written notice of its intent to exercise the Option(s) to Renew.

         10. Roof and Interstitial Space Access. Landlord shall provide Tenant with Roof and Interstitial Space Access during the lease term and all subsequent renewal periods for the purposes of installing and maintaining its HVAC equipment.

         11. Right of First Refusal. Provided that the Tenant is not in default at such time of any of the lease provisions, which default is continuing after notice from Landlord and the expiration of any applicable grace period provided for in the Lease, the Landlord shall provide Tenant with a continuous Right of First Refusal on all space as it becomes available at 9373 and 9363 Towne Centre Drive. Tenant is aware that Orincon Industries, Inc. ("Orincon") retains a Right of First Refusal on the areas of 9363 and a portion of the second floor of 9373 that it currently occupies (the "Orincon Space"). The Tenant's Right of First Refusal will be secondary to Orincon's Right of First Refusal for this space. Notwithstanding the foregoing, Landlord agrees that it shall not enter into negotiations with or enter into any agreement concerning the Orincon Space with any party other than Tenant prior to the expiration of the Orincon lease without the express written permission of Tenant. The terms of Tenant's Right of First Refusal shall be at the terms outlined in a bonafide Letter of Intent with an independent third party.
Tenant shall have fifteen (15) business days to respond to Landlord's notice of said Right of First Refusal. The Right of First Refusal Agreement dated January 2nd, 1989 and attached to the Lease is deleted in its entirety.

         12. Parking. Landlord shall provide Tenant with a parking ratio of four spaces per one thousand square feet (4:1,000) of leased area (less parking spaces used by Tenant for equipment rooms or other purposes), at no charge for the duration of the Tenant's lease and any option terms. In addition, Landlord shall provide Tenant with five (5) additional reserved visitor parking spaces for the duration of the Lease at no additional charge, two (2) of which will be provided to Tenant concurrently with Tenant's occupancy of 9393 Towne Centre Drive.

         13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one in the same





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instrument.  Signature pages may be detached from the counterparts and attached to  single copy of this document to physically form one document.

         14. Memorandum of Lease. Landlord and Tenant agree to execute and deliver to the other party, at its request, a short from memorandum of Lease in recordable form.

         15. Effect. Except as specifically amended herein, the terms and provisions of the Lease shall remain in full force and effect.


IN WITNESS WHEREOF, the parties hereto have executed this Lease Amendment as of the date first above written.


LANDLORD:                                  TENANT:

NIPPON LANDIC (U.S.A.), INC.,              AMYLIN PHARMACEUTICALS, INC.,
a Delaware corporation                     a Delaware corporation




By: /s/  Mitsuhiko Hashimoto               By:/s/ Bradford J. Duft
Its: General Manager/Vice President        Its: Vice President and General
                                           Counsel


Exhibit A to this agreement is a depiction of the floor plans.



















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